EXHIBIT 99.1

May 17, 2010 2:00 p.m. Pacific Time

Company Press Release

SOURCE:              Cowlitz Bancorporation

CONTACTS:         Richard J. Fitzpatrick, President and CEO

                                Gerald L. Brickey, CFO

(360) 423-9800

LONGVIEW, Wash., May 17, 2010/PRNewswire/ --

Cowlitz Bancorporation Announces First Quarter 2010 Financial Results

Cowlitz Bancorporation (NASDAQ: CWLZ), the holding company for Cowlitz Bank, today reported a net loss for the first quarter of 2010. The Company has continued its efforts to reduce its concentration of real estate construction and development loans by pursuing resolution of nonperforming loans, aggressively recognizing loan losses and charging off impairments. For the first quarter of 2010, the Company recorded a $9.7 million provision for credit losses which, when combined with $1.4 million of OREO and problem loan expenses and $0.5 million of deposit insurance premiums, resulted in a net loss of $12.2 million, or $23.77 per share.

Richard J. Fitzpatrick, CEO, stated, “Our Company is working through and responding to economic and industry pressures. Total nonperforming assets declined for the second quarter in a row; however, our aggressiveness in addressing problem assets has reduced our capital base significantly. We remain focused on exploring all options for raising capital for the Bank and are appreciative of the loyalty of our customers and our community.”

Consistent with management’s strategic actions to lower outstanding loans, at March 31, 2010, the Bank’s loan portfolio declined to $322.3 million, down $95.9 million and $21.0 million from a year ago and on a linked-quarter basis, respectively. Total deposits at March 31, 2010 were down $15.8 million compared with the year ago quarter primarily due to lower brokered deposits.  As to credit quality, the first quarter provision for credit losses was $9.7 million and net charge-offs totaled $8.0 million mainly due to declining real estate values backing collateral dependent loans. The allowance for credit losses increased to 3.75 percent of total loans from 3.02 percent at year-end 2009. Nonperforming assets decreased 15 percent in the quarter and were 8.5 percent of total assets at March 31, 2010.

The Bank’s short-term investments as a percentage of total assets were 24 percent as of March 31, 2010. The Bank is maintaining excess on-balance sheet liquidity, as well as borrowing capacity, as a prudent measure during these economic times.

The Company’s net interest income totaled $2.6 million for the first quarter of 2010 compared with $2.7 million for the fourth quarter of 2009, a 2.6 percent decrease primarily attributable to a lower volume of interest- earning assets. The net interest margin improved to 2.15 percent for the first quarter of 2010, compared with 2.06 percent for the fourth quarter of 2009. The increase was mainly related to lower deposit costs. The net interest margin for the first quarter of 2009 was 3.25 percent. The current quarter’s net interest margin reflected higher levels of nonperforming loans and low yielding cash-equivalent investments than the year ago quarter. The average cost of interest-bearing liabilities in the first quarter of 2010 declined to 2.49 percent from 3.05 percent in the year ago quarter, and 2.69 percent in the fourth quarter of 2009.

Cowlitz Bancorporation’s report on Form 10-Q for the first quarter of 2010 filed with the Securities and Exchange Commission includes substantial detail and discussion as to the financial results and condition of the Company as of and for the quarter ended March 31, 2010. The Form 10-Q is available at http://www.cowlitzbancorporation.com or a copy can be requested by emailing llarrabee@cowlitzbank.com or by calling (800) 340-8865.

About Cowlitz Bancorporation and Cowlitz Bank

Cowlitz Bancorporation is the holding company of Cowlitz Bank (www.cowlitzbank.com), which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank’s divisions include Bay Bank (www.bay-bank.com) located in Bellevue, Seattle, and Vancouver, Washington; Portland and Wilsonville, Oregon; and Bay Mortgage (www.bay-loans.com) in southwest Washington. Cowlitz specializes in commercial and international banking services for Northwest businesses, professionals, and retail customers, and offers trust services in Washington and Oregon.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders.  You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's Form 10-K for the year ended December 31, 2009, as well as the following factors: our inability to comply in a timely manner with the Consent Order with the Federal Deposit Insurance Corporation and the Washington Department of Financial Institutions, under which we are currently operating, could lead to further regulatory sanctions or orders, which could further restrict our operations and negatively affect our results of operations and financial condition; local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for credit losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Washington and Oregon generally, and the Oregon communities of Northwest Oregon, Southwest Washington and the greater Seattle area, specifically; we may be compelled to seek additional capital in the future to augment capital levels or ratios or improve liquidity, but capital or liquidity may not be available when needed or on acceptable terms; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in the Company’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and current regulatory requirements, changes in regulatory requirements and legislation and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition.

Cowlitz Bancorporation
INCOME STATEMENT	Quarter Ended
	March 31, 2010	March 31, 2009	December 31, 2009
Interest income	$ 5,628	$ 7,765	$ 6,077
Interest expense	3,006	3,576	3,386
Net interest income	2,622	4,189	2,691
Provision for credit losses	9,727	3,505	8,693
Net interest income after provision
for credit losses	(7,105)	684	(6,002)
Noninterest income
Service charges on deposit accounts	188	230	209
Fiduciary income	244	226	197
Increase in cash surrender value of bank
owned life insurance	157	150	159
Securities losses	-	(11)	(9)
Other income	406	268	162
Total noninterest income	995	863	718
Noninterest expense
Salaries and employee benefits	1,986	2,185	2,197
Net occupancy and equipment expense	644	640	652
Data processing and communication	248	311	252
Professional services	622	570	461
Federal deposit insurance	515	491	535
Foreclosed asset expense, net	886	60	1,089
Loan expense	534	52	201
Goodwill impairment	-	-	1,798
Other expenses	773	827	907
Total non-interest expense	6,208	5,136	8,092
(Loss) before income taxes	(12,318)	(3,589)	(13,376)
Income tax expense (benefit)	(87)	(1,687)	-
Net (loss)	$ (12,231)	$ (1,902)	$ (13,376)
(Loss) per share:
Basic and diluted	$ (23.77)	$ (3.72)	$ (26.05)
Weighted average shares outstanding:
Basic and diluted	514,638	511,545	513,409
Shares outstanding at period end	514,638	512,261	514,638
Number of full-time equivalent employees	110	112	111

Cowlitz Bancorporation
	Quarter Ended
SELECTED AVERAGES	March 31, 2010	March 31, 2009	December 31, 2009
Average loans	$ 335,946	$ 431,166	$ 362,896
Average interest-earning assets	522,541	541,420	546,324
Total average assets	550,178	588,357	577,168
Average deposits	523,965	522,704	537,221
Average interest-bearing liabilities	489,363	475,431	499,543
Average equity	9,566	48,691	23,028

SELECTED BALANCE SHEET ACCOUNTS	March 31, 2010	March 31, 2009	December 31, 2009
Total assets	$ 529,709	$ 592,805	$ 552,412
Short term investments	125,332	60,242	130,890
Securities available for sale	54,507	62,179	48,491
Loans (bank regulatory classification):
Real estate secured:
One to four family residential	35,424	37,032	38,792
Multifamily	15,683	4,860	15,535
Construction	30,562	82,797	42,058
Commercial real estate	174,533	180,822	175,105
Total real estate	256,202	305,511	271,490
Commercial and industrial	63,914	110,748	69,726
Consumer and other	2,522	2,882	2,604
	322,638	419,141	343,820
Deferred loan fees	(352)	(942)	(493)
Loans, net of deferred loan fees	322,286	418,199	343,327
Goodwill	-	1,798	-
Deposits:
Non-interest-bearing demand	45,292	53,373	46,510
Savings and interest-bearing demand	58,236	29,770	59,615
Money market	34,233	65,153	34,452
Certificates of deposits	375,821	381,041	383,194
Total deposits	513,582	529,337	523,771
Junior subordinated debentures	12,372	12,372	12,372
Stockholders' equity	(126)	47,096	12,055
Book value per share	$ (0.24)	$ 91.94	$ 23.42
Tangible book value per share	$ (0.24)	$ 88.43	$ 23.42

CAPITAL RATIOS
Total risk-based capital:
Consolidated	(0.42%)	10.97%	7.40%
Bank	4.36%	10.64%	7.34%
Tier 1 risk-based capital:
Consolidated	(0.42%)	9.71%	3.88%
Bank	3.08%	9.38%	6.07%
Tier 1 (leverage) capital:
Consolidated	(0.26%)	7.81%	2.50%
Bank	1.89%	7.54%	3.91%

Cowlitz Bancorporation
	Quarter Ended
RATIOS ANNUALIZED	March 31, 2010	March 31, 2009	December 31, 2009
Return on average assets	-9.02%	-1.31%	-9.19%
Return on average equity	-518.54%	-15.84%	-230.45%
Return on average tangible equity	-518.54%	-16.45%	-249.97%
Average equity/average assets	1.74%	8.28%	3.99%
Yield on interest-earning assets (TE)	4.48%	5.92%	4.52%
Rate on interest-bearing liabilities	2.49%	3.05%	2.69%
Net interest spread (TE)	1.99%	2.87%	1.83%
Net interest margin (TE)	2.15%	3.25%	2.06%

TE - Tax exempt interest income has been adjusted to a taxable equivalent basis using a 34% tax rate.

	Quarter Ended
ALLOWANCE FOR CREDIT LOSSES	March 31, 2010	March 31, 2009	December 31, 2009
Balance at beginning of period	$ 10,356	$ 13,994	$ 11,490
Provision for credit losses	9,727	3,505	8,693
Recoveries	461	500	1,169
Charge-offs	(8,473)	(9,230)	(10,996)
Balance at end of period	$ 12,071	$ 8,769	$ 10,356
Components
Allowance for loan losses	$ 11,976	$ 8,427	$ 10,164
Liability for unfunded credit commitments	95	342	192
Total allowance for credit losses	$ 12,071	$ 8,769	$ 10,356
Allowance for loan losses/total loans	3.72%	2.02%	2.96%
Allowance for credit losses/total loans	3.75%	2.10%	3.02%

NONPERFORMING ASSETS	March 31, 2010	March 31, 2009	December 31, 2009
Loans on nonaccrual status	$ 40,782	$ 32,167	$ 48,481
Other real estate owned	4,262	5,226	4,348
Other foreclosed assets	-	-	-
Total nonperforming assets	$ 45,044	$ 37,393	$ 52,829
Total nonperforming loans to total loans	12.65%	7.69%	14.12%
Total nonperforming assets/total assets	8.50%	6.31%	9.56%
Loans past due greater than 90 days and accruing	$ -	$ -	$ -